PROMISSORY NOTE

Principal: U.S. $88,000.00

Maturity: Due on August 5, 2012

Twenty four months after date, for value received, Fresh Start Private, Inc.(FSP) a private Nevada Corporation promises to pay to the order of Fresh Start Private Management Inc. $93,280 in legal; US currency.

FOR VALUE RECEIVED, the undersigned and each of them hereby forever waives presentment, demand, protest, notice of protest, and notice of dishonour of the within note and the undersigned guarantees the payment of said note at maturity and consents without notice to any and all extensions of time or terms of payment made by holder of said note.

This note made at Spokane WA this 5th day of August 2010.

Fresh Start Private Management Inc.

Authorized Signature Michael Cetrone President & CEO

Authorized Signature
Fresh Start Private Inc. Jorge Andrade President